Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Releases Preliminary Results from Phase II

Ramoplanin Trial for C. difficile-Associated Diarrhea

—Top-line data show dose effect of Ramoplanin 400 mg; Phase III trial slated to begin by end of year—

Waltham, Mass., August 10, 2004 – Oscient Pharmaceuticals Corporation’s (Nasdaq: OSCI) recently completed Phase II trial of its lead investigational drug candidate, Ramoplanin, for the treatment of Clostridium difficile-associated diarrhea (CDAD) has yielded encouraging preliminary results. Pending the completion of full analysis of the Phase II data and the outcome of planning discussions with the FDA, the Company expects to commence the Phase III study by the end of this year.

The three-arm, open-label, non-inferiority study compared Ramoplanin 200 mg twice daily (n=28), Ramoplanin 400 mg twice daily (n=29) and vancomycin 125 mg four times daily (n=29) to treat CDAD. The response rates at the test-of-cure visit (7-14 days post therapy), the primary endpoint of the trial, were 71% in the Ramoplanin 400 mg arm and 78% in the vancomycin arm. Although response rates for these two arms were comparable, non-inferiority was not statistically demonstrated because the observed response rates of all arms, including the vancomycin arm, were lower than the previously published vancomycin response rates. The trial was designed and powered based on published data in the scientific literature that suggested the vancomycin response rate would be approximately 95%. There was a dose response relationship in the Ramoplanin arms with a higher response rate seen with the 400 mg dose of Ramoplanin. Additionally, Ramoplanin 400 mg and vancomycin had response rates at end of therapy (a secondary endpoint) of 85.2% and 85.7%, respectively.

“The positive results of this Phase II trial of a novel, non-absorbable agent to treat this increasingly frequent hospital infection are encouraging,” stated Dale Gerding, M.D., Professor, Department of Medicine, Loyola University of Chicago Stritch School of Medicine. “At the most clinically relevant time point, the end of therapy visit, response rates for Ramoplanin and vancomycin were comparable.”

Patients were enrolled, regardless of the severity of their CDAD disease, in 24 U.S. sites. Per protocol, patients were dosed for ten days, at which point end of therapy assessments were recorded. The test-of-cure visit occurred one to two weeks after the end of therapy and patients were followed for an additional one to two weeks, or up to 28 days after the last dose of study drug. Vancomycin was chosen as the comparator drug because it is the only FDA-approved product for treating CDAD. Relapse rates were similar for all three arms. Eighty-seven patients were enrolled in the study and 86 received study drug. Three patients withdrew from the vancomycin arm prior to completion for treatment failure, while one patient in each Ramoplanin arm withdrew. The adverse events profiles and laboratory test results were similar for both drugs. The Company plans to submit full results at a scientific meeting this fall.

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CDAD Results

August 10, 2004

“We are encouraged by the top-line data from the Phase II trial as we advance Ramoplanin toward Phase III development,” stated Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “The association between vancomycin use and generation of vancomycin resistance among bacteria create the need for a novel treatment for this condition. These data will be used to select a dose of Ramoplanin for the planned Phase III program.”

About Clostridium difficile-Associated Diarrhea

Clostridium difficile-associated diarrhea is the most common type of infectious, hospital-acquired diarrhea, with approximately 400,000 cases per year reported in the U.S. C. difficile, a spore-forming bacteria, is readily spread from person to person, especially in hospitals and nursing homes. Spore-forming bacteria are difficult to control and can persist in the environment long after patients have been discharged. Under certain conditions, such as antibiotic exposure and gastrointestinal surgery, C. difficile can colonize the gut and release toxins, leading to bowel inflammation and severe diarrhea. If untreated, pseudomembranous colitis (severe inflammation of the colon) and toxic megacolon may ensue leading to colectomy (removal of part of the colon) in some cases. CDAD may be life-threatening, especially in elder or immunocompromised populations. Current therapies for the treatment of CDAD include metronidazole and oral vancomycin, although these agents are associated with a 15-20% relapse rate.

About Ramoplanin

Oscient Pharmaceuticals’ Ramoplanin is an investigational new drug in clinical development. Ramoplanin, which has Fast Track status from the FDA, is currently being studied for the treatment of Clostridium difficile-associated diarrhea (CDAD). Existing preclinical data suggest Ramoplanin may have potential in controlling several antibiotic-resistant, Gram-positive bacteria such as vancomycin-resistant enterococci (VRE), methicillin-resistant Staphylococcus aureus and vancomycin-resistant Staphylococcus aureus. The antibiotic has also been shown to be bactericidal in vitro against Clostridium difficile. Because it is not absorbed systemically from the GI tract following oral dosing and exerts its bactericidal activity in the GI tract, Ramoplanin represents a potential new method for managing certain pathogens commonly found in the hospital.

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is preparing for a launch of its lead product, FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for two indications. In addition to the oral tablet form, Oscient Pharmaceuticals is developing a FACTIVE intravenous formulation for use in hospitalized patients.

The Company has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated diarrhea (CDAD). The Company’s preclinical programs include an oral peptide deformylase (PDF) inhibitor series, under preclinical development for community-based respiratory tract infections.

Forward-Looking Statement

This news release may contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. Our business is significantly dependent upon our ability to launch the commercial sale of FACTIVE® tablets, and, due to the limitations on our resources and experience in commercializing products, there can be no assurance that we will be able to successfully launch FACTIVE tablets.

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CDAD Results

August 10, 2004

Even if we succeed in launching FACTIVE tablets, a number of factors could negatively affect the success of FACTIVE tablets, including lack of acceptance by physicians, patients and third party payors, unanticipated safety, efficacy, or other regulatory issues, problems relating to manufacturing or supply and competition from other products. It is also uncertain whether we will be able to expand the indications for which FACTIVE tablets are approved or obtain approval to sell our lead product candidate, Ramoplanin. Factors which may prevent or delay us in obtaining additional regulatory approvals of our products and product candidates include, negative, inconclusive or insufficient results in ongoing or future clinical trials, delays in the progress of ongoing clinical trials and safety concerns arising with respect to our products or product candidates. We are also subject to the risk that our business and the business of Genesoft Pharmaceuticals will not be integrated successfully and the significant costs related to the integration. Our business could also be negatively affected due to our inability or the inability of our alliance partners to successfully develop and commercialize products based on our discoveries. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward looking statement are set forth in Exhibit 99.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ending March 27, 2004 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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